Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces Departure of General Counsel

DANBURY, CT – June 8, 2021 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy— today announced that Jennifer D. Arasimowicz, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, has elected to resign effective June 25, 2021 to pursue an opportunity with another company. Under Jennifer’s leadership, the Company has significantly expanded its legal capabilities and compliance functions in a manner that will assist in the Company’s plans for future growth.

“Jennifer’s leadership and expertise have been critical to FuelCell Energy’s transformation,” said Jason Few, President, Chief Executive Officer and Chief Commercial Officer at FuelCell Energy. “I’d like to thank Jennifer for her dedication and contributions to the Company and we wish her all the best in her future endeavors. Jennifer will remain a close friend of FuelCell Energy.”

“I have enjoyed my time at FuelCell Energy and my working relationships with an outstanding group of colleagues. I appreciate the opportunities I have had at the Company and wish the Company much success,” said Jennifer Arasimowicz.

Joshua Dolger has been appointed to the positions of Interim General Counsel and Corporate Secretary, effective June 25, 2021, while the Board of Directors considers both internal and external candidates for Jennifer’s replacement. Joshua recently joined FuelCell Energy from Terex Corporation where he served as Assistant General Counsel. “Josh’s experience as a senior corporate attorney will help to enable a smooth transition and I look forward to working more closely with Josh,” said Jason Few.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Treatment, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

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